Exhibit 6.15

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into as of November 27, 2018, by and between Community Heritage Financial, Inc., a Maryland corporation and a bank holding company (the “Purchaser”), and William H. Poffenbarger, Jr. (the “Seller”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 8.1.

RECITALS

The Seller is the owner of all of the outstanding equity interests (the “MFG Shares”) of Millennium Financial Group, Inc., d/b/a MLend, a Maryland corporation (together with its successors and permitted assigns, “MFG”).

Subject to the terms and conditions of this Agreement, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser the MFG Shares.

TERMS OF AGREEMENT

In consideration of the mutual representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.    PURCHASE, ISSUANCE OF CHF SHARES AND TRANSACTION

1.1  Purchase and Issuance of CHF Shares. Subject to the terms and conditions set forth in this Agreement, at Closing, the Seller will sell the MFG Shares for a purchase price (the “Purchase Price”) comprised of:

(a)      cash of $1,000,000 at Closing;

(b)      the sum of $500,000 to be paid in 10 annual installments on each anniversary of the Closing Date beginning in 2020 and continuing through 2029, with such payment being made in accordance with the most recent wire instructions as provided to the Purchaser by the Seller in writing in accordance with the terms of this Agreement and subject to the provisions of Section 2.4; and

(c)      11,500 shares (the “CHF Shares”) of the Purchaser’s common stock, $0.01 par value per share (the “Common Stock”), at Closing.

1.2       Insurance Proceeds. Seller has disclosed to Purchaser and Purchaser acknowledges that casualty insurance proceeds have been received by MFG in connection with a fire which occurred at 6776 Burkittsville Road, Middletown, Maryland 21769 (the “Burkittsville Road Property”). The Burkittsville Road Property is owned by Amy L. Poffenbarger but was insured under a casualty insurance policy obtained and carried by MFG. Seller has disclosed to Purchaser and Purchaser acknowledges that Amy L. Poffenbarger, as the owner of the Burkittsville Road Property, is entitled to all casualty insurance proceeds under such policy and all such proceeds which have been received through the date of this Agreement and which may be received in the future have been and will be distributed by MFG to Amy L. Poffenbarger, including, without limitation, any insurance proceeds received by MFG after the Closing. Post-Closing, MFG shall have no duty or responsibility to take any action to obtain any such insurance proceeds; provided, however, that Seller, in his position as President of MFG Post-Closing, may continue his efforts to obtain any and all insurance proceeds which he deems are payable, provided it is at no cost to MFG, does not unduly interfere with his performance of employment services for MFG, does not involve filing or threatening litigation without the prior written consent of the MFG board of directors or does not adversely impact MFG.

1.3       Warehouse Lines. Within thirty (30) days after the Closing Date, the Purchaser shall cause MFG to pay off all of its outstanding warehouse lines up to an aggregate amount of $10,000,000. As used herein, the term “warehouse lines” means MFG’s lines of credit with Georgia Banking Company and Ameris Bank which are primary used to fund the mortgage loans that MFG makes to its customers in the ordinary course of business. In the event Seller and/or any affiliated entity of Seller is a guarantor on any such warehouse lines, Purchaser shall instruct the applicable lenders to terminate all such applicable guarantee agreements of Seller and/or such affiliates. The Purchaser shall cause MFG to remit to the Seller any return of deposits that collateralized the warehouse lines. MFG shall have no duty or responsibility to take any action to obtain such deposits; provided, however, that if any such deposits have not been returned by the Closing Date, Seller, in his position as President of MFG Post-Closing, may continue his efforts to obtain any and all deposits which he deems are refundable, provided it is at no cost to MFG, does not unduly interfere with his performance of employment services for MFG does not involve filing or threatening litigation without the prior written consent of the MFG board of directors or does not adversely impact MFG.

1.4       Points on Loans. The Seller shall receive all points paid by purchasers of loans closed prior to or on the Closing, and shall be entitled to receive any and all other compensation or commissions payable to MFG accrued prior to the Closing Date. The Seller shall be responsible for all commissions payable to others and other expenses due for loans closed prior to or on the Closing Date. Adjustment to (i.e., debits or credits against) the cash portion of the Purchase Price under Section 1.1(a) above will be made for any payments due Seller or payments due from Seller as described in this Section 1.4. To the extent that the commissions and other expenses due and owing for the loans closed prior to or on the Closing Date cannot be reconciled at Closing, the parties will reconcile such expenses pursuant to Section 2.4. It is the intent of the parties that accrued income and expenses payable to or incurred by MFG with respect to mortgage loans booked prior to or on the Closing Date (not including general administration expenses and overhead), shall be the reconciled as of the Closing Date and shall be allocated to the Seller.

2.    CLOSING

2.1  Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated herein (the “Closing”) shall take place remotely via the exchange of documents and signature pages on a date, designated by the Purchaser, within 15 days of the satisfaction or waiver of all of the conditions to Closing set forth in Section 6 (other than conditions that, by their nature, are to be satisfied on the Closing Date), but in no event later than June 30, 2019, or each of the parties shall have the right to terminate this Agreement pursuant to Sections 8.6(a)(ii) and (iii) below (with the applicable date of the Closing being hereinafter referred to as the “Closing Date”). The Purchaser shall provide prompt notice of the Closing Date and the location and time of the Closing to the Seller upon determining that all the closing conditions set forth in Section 6 have been satisfied or waived. For purposes of avoiding the rule against perpetuities, if Closing has not occurred on or before June 30, 2020, then this Agreement shall automatically terminate.

2.2  Seller’s Closing Deliverables.

(a)    Three business days prior to the Closing, the Seller shall deliver to the Purchaser’s legal counsel the MFG Shares, with stock powers endorsed in blank, to be held in escrow until the Closing.

(b)   At the Closing, the Seller shall:

●                     authorize the release of the MFG Shares held in escrow by the Purchaser’s legal counsel to the Purchaser; and

●                     deliver to the Purchaser the following:

(1)       a preliminary reconciliation of accounts of all commissions due to MFG employees, all amounts owed to Seller, and any other amount owed by MFG on the Closing Date, to be followed up with a post closong reconciliation of accounts on the last day of the month that follows the month in which the Closing occurs;

(2)       A list of all loans being funded by the warehouse lines as of the Closing:

(3)       a schedule of all amounts owned through the Closing Date by MFG to any of its employees or other personnel pursuant to any tuition assistance programs of MFG; and

(4)       such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to the Purchaser, as may be required to consummate the transactions contemplated by this Agreement.

2.3  Purchaser’s Closing Deliverables. At the Closing, the Purchaser shall:

(a)  pay, subject to the provisions contained herein, the cash portion of the Purchase Price set forth in Section 1.1(a) by wire transfer of immediately available funds pursuant to the Seller’s wire instructions as provided to the Purchaser in writing prior to the Closing Date;

(b)   instruct its transfer agent to issue the CHF Shares;

(c)  deliver a certificate of the Secretary or other appropriate officer of the Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the authorized governing body of the Purchaser authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(d)   deliver such other customary assumption, filings or documents, in form and substance reasonably satisfactory to the Seller, as may be required to consummate the transactions contemplated by this Agreement.

2.4        Post Closing Reconciliation. On the last day of the month that follows the month in which the Closing occurs, the parties hereto agree to reconcile any open financial matters that could not be reconciled at Closing. Purchaser may withhold from Seller any disputed amounts that Purchaser believes Seller owes to Purchaser or MFG from the amount payable in Section 1.1(b) based on Purchasers analysis of the post closing reconciliation, until such dispute is resolved.

3.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller, for itself and, as applicable, with respect to and on behalf of its subsidiary Middletown Valley Bank (“MVB”), that the statements contained in this Section 3 (and as reflected on the applicable Disclosure Schedules) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3, except that those representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of the Purchaser contained in this Section 3 shall be deemed untrue or incorrect, and the Purchaser shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance, or event unless such fact, circumstance, or event, individually or taken together with all other facts, circumstances, or events inconsistent with any paragraph of Section 3, has had or is reasonably expected to have a Material Adverse Effect on the Purchaser and/or MVB, or their ability to carry out the transactions contemplated by this Agreement, taken together as a whole, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6, 3.7, 3.8, and 3.15, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Section 3 Standard”).

3.1  Organization.

(a)   The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland, has full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated, and is duly licensed, registered, or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration, or qualification necessary, except where the failure to be so licensed, registered, or qualified would not have a Material Adverse Effect on the Purchaser, and all such licenses, registrations, and qualifications are in full force and effect in all material respects. The Purchaser is duly registered as a bank holding company under the BHC Act.

(b)  MVB is a Maryland-chartered commercial bank duly incorporated, validly existing, and in good standing under the laws of the State of Maryland, with the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased. MVB is duly licensed, registered, or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration, or qualification necessary, except where the failure to be so licensed, registered, or qualified would not have a Material Adverse Effect on MVB or the Purchaser, and all such licenses, registrations, and qualifications are in full force and effect in all material respects. MVB engages in activities and holds properties only of the types permitted to Maryland-chartered commercial banks.

(c)  MVB is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits of MVB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the extent provided in the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Purchaser, threatened.

3.2 Corporate Power and Authority. The Purchaser has the corporate power and authority necessary to execute and deliver this Agreement and, subject to the receipt of all consents, waivers, and approvals described in the Disclosure Schedules, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to consummate the transactions contemplated hereby.

3.3  Enforceability. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming it has been duly authorized, executed, and delivered by the Seller) constitutes a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (a) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, (b) any indemnity provisions in this Agreement, to the extent such provisions may not be enforceable based upon public policy considerations, and (c) as enforceability may be limited by rules of law governing specific performance, injunctive relief, or other equitable principles or by other general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.4  No Violation. The execution and delivery by the Purchaser of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by the Purchaser with the terms and provisions hereof (including, without limitation, the Purchaser’s issuance to the Seller of the CHF Shares as contemplated by and in accordance with this Agreement), do not and will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate the Articles of Incorporation or Bylaws, or any Contract to which the Purchaser is a party (except to the extent such a default, acceleration, or violation would not, in the case of a Contract, have a Material Adverse Effect on the Purchaser), or violate any Requirement of Law applicable to the Purchaser, or result in the creation or imposition of any Lien upon any of the capital stock, properties, or assets of the Purchaser (except where such violations of any Requirement of Law or creations or impositions of any Liens would not have a Material Adverse Effect on the Purchaser). The Purchaser is not (a) in default under or in violation of any Contract to which it is a party or by which it or any of its properties is bound, or (b) to its Knowledge, in violation of any Order of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5  Consents/Approvals. Except as disclosed in the Disclosure Schedules, no consents, filings, authorizations, waivers, approvals, or other actions of any Governmental Authority or any third party are required to be obtained or made by the Purchaser for the Purchaser’s execution, delivery, and performance of this Agreement that have not already been obtained or made. The Purchaser has no reason to believe that it will not be able to obtain all requisite consents, filings, authorizations, waivers, approvals, or other actions from any Governmental Authority or any third party in order to consummate the transactions contemplated hereby on a timely basis. To the Knowledge of the Purchaser, no fact or circumstance exists, including any possible other transaction pending or under consideration by the Purchaser or MVB, that would (a) reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, waivers, or approvals required from, any Governmental Authority or third party, or (b) cause a Governmental Authority acting pursuant to the Requirements of Law to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

3.6  Valid Issuance. At Closing, the CHF Shares will be validly issued, fully paid, and nonassessable, and the CHF Shares will be free and clear of all Liens.

3.7  Brokers and Finders. Except as disclosed in the Disclosure Schedules, the Purchaser has not incurred any obligation for any financial advisory fees, brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated hereby.

3.8  Capitalization; Subsidiaries. As of the date hereof, the authorized capital stock of the Purchaser consists of 4,000,000 shares of Common Stock, 2,233,820 of which are issued and outstanding and up to an additional 0 of which may be reserved for issuance pursuant to the Purchaser’s equity compensation plans, and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), none of which is authorized or outstanding. All issued and outstanding shares of capital stock of the Purchaser have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all applicable state and federal securities laws in all material respects, and were not issued in violation of, or subject to, any preemptive, subscription, or other similar rights of any stockholder of the Purchaser imposed by the Requirements of Law. Except as set forth in the Disclosure Schedules, the Purchaser is not a party to or subject to any agreement or understanding and, to the Purchaser’s Knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Purchaser. Other than MVB, the Purchaser has no Subsidiaries.

3.9  Litigation. There is no action, suit, proceeding, or investigation pending or, to the Purchaser’s Knowledge, currently threatened, against the Purchaser or MVB that could reasonably be expected to (a) result in a Material Adverse Effect on the Purchaser or MVB, (b) question the validity of any action taken or to be taken in connection with this Agreement or the transactions contemplated hereby, or (c) materially impair or delay the ability of the Purchaser to perform its obligations under this Agreement. Neither the Purchaser nor MVB is a party to or subject to the provisions of any Order. There is no action, suit, proceeding, or investigation by the Purchaser or MVB currently pending, or that the Purchaser or MVB currently intends to initiate, that could reasonably be expected to have a Material Adverse Effect on the Purchaser or MVB.

3.10       Issuance of CHF Shares. Subject to the truth and accuracy of the Seller’s representations and warranties set forth in this Agreement, issuance of the CHF Shares as contemplated by this Agreement is exempt from the registration requirements of the Securities Act and any applicable state securities laws (the “State Acts”), and neither the Purchaser nor any authorized agent acting on its behalf shall take any action hereafter that would cause the loss of such exemptions.

3.11       Compliance with Laws and Other Matters; Insurance. Except as disclosed in the Disclosure Schedules, each of the Purchaser and MVB:

(a)    has all Permits under applicable Requirements of Law from all applicable Governmental Authorities that are necessary in order for it to own or lease its properties and to operate its business as presently conducted, has paid all fees and assessments due and payable in connection therewith, and all such Permits are in full force and effect and no suspension or cancellation of any such Permit is, to the Knowledge of the Purchaser, threatened, except where the failure to have any such Permits in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser or MVB; and

(b)   is presently insured, and during each of the past three calendar years has been insured, for amounts considered by the Purchaser to be reasonable, with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

3.12       Labor Matters. Employees of the Purchaser and MVB are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Purchaser or MVB has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Purchaser’s Knowledge, threatened to be brought or filed with, the National Labor Relations Board or any other labor relations tribunal or authority, nor have there been in the last three years. There are no organizing activities, strikes, work stoppages, slowdowns, labor picketing lockouts, material arbitrations, or material grievances, or other material labor disputes pending or, to the Purchaser’s Knowledge, threatened, against or involving the Purchaser or MVB, nor have there been for the last three years.

3.13       Taxes. Each of the Purchaser and MVB has filed all federal, state, and foreign income and franchise tax returns that are due and has paid or accrued all taxes shown as due thereon, and the Purchaser has no Knowledge of a tax deficiency that has been or might be asserted or threatened against it or MVB that is reasonably likely to have a Material Adverse Effect on the Purchaser or MVB.

3.14       Title to Property and Assets; Leases.

(a)    Except for (i) Liens for current taxes not yet delinquent, (ii) Liens imposed by the Requirements of Law, incurred in the Ordinary Course, or statutory Liens securing payments not yet due or that are being contested in good faith, (iii) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, (iv) Liens to secure any liabilities for borrowed money, (v) mechanics Liens and similar Liens for labor, materials, services, or supplies provided for such property and incurred in the Ordinary Course for amounts not yet due or that are being contested in good faith, (vi) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (vii) those items that are reflected as liabilities in the Purchaser’s financial statements, (viii) items of personal property that are held in any fiduciary or agency capacity, or (ix) Liens or defects in title, none of which would have a Material Adverse Effect on the Purchaser or MVB, each of the Purchaser and MVB has a valid and enforceable leasehold interest in or, to the Knowledge of the Purchaser, based on title insurance owned by the Purchaser or MVB, good and marketable title to, all material assets and properties owned or leased by it and used by it in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible.

(b)   With respect to material items of real and personal property that are used in the conduct of its business and leased from other Persons, each of the Purchaser and MVB has the right under valid, binding, and existing leases to use such real and personal property in all material respects as presently occupied and used. There is not under any such lease any material existing default by either the Purchaser or MVB or, to the Knowledge of the Purchaser, any other party thereto, or any event that with notice or lapse of time would constitute such a material default, and all rent and other sums and charges due and payable under such leases have been paid

3.15         Agreements, Etc., with Governmental Authorities.

(a)    No Governmental Authority has initiated any proceeding or, to the Knowledge of the Purchaser, investigation, into the business or operations of the Purchaser or MVB that has not been resolved;

(b)   Since January 1, 2015, neither the Purchaser nor MVB has received any notification or communication from any Governmental Authority:

(i)            asserting that it is not in substantial compliance with any Requirements of Law that such Governmental Authority enforces, unless such assertion has been waived, withdrawn, or otherwise resolved;

(ii)           threatening to revoke any Permit that is material to it; or

(iii)          requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement, or to adopt any board resolutions, directing, restricting, or limiting, or purporting to direct, restrict, or limit, in any manner its operations, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this Section 3.14(b)(iii) and addressed specifically to the Purchaser or MVB herein referred to as a “Purchaser Regulatory Agreement”);

(c)   Neither the Purchaser nor MVB has received, consented to, or entered into any Purchaser Regulatory Agreement that is currently in effect, nor has the Purchaser or MVB been advised since January 1, 2015 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any Purchaser Regulatory Agreement that has not already been issued, initiated, ordered, or requested;

(d) There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any Purchaser Regulatory Agreement, except to the extent permitted by such Purchaser Regulatory Agreement; and

(e)  There is no settlement, Order, or regulatory restriction imposed upon or entered into by either the Purchaser or MVB or upon any of their assets.

3.16        No Material Changes. Neither the Purchaser nor MVB has suffered any adverse change in its assets (including loan portfolio), liabilities (whether absolute, accrued, contingent, or otherwise), liquidity, net worth, property, financial condition, or results of operations, or any damage, destruction, or loss, whether or not covered by insurance, since December 31, 2017, that is continuing and that in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the Purchaser and MVB taken together as a whole.

4.    REPRESENTATIONS, WARRANTIES, AND ACKNOWLEDGEMENTS OF THE SELLER

The Seller represents, warrants, understands, acknowledges, and confirms to the Seller, for himself in his personal capacity and as the sole equity owner of MFG, that the statements contained in this Section 4 (and as reflected on the applicable Disclosure Schedules) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4, except that those representations, warranties, and acknowledgements that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of the Seller contained in this Section 4 shall be deemed untrue or incorrect, and the Seller shall not be deemed to have breached a representation, warranty, or acknowledgement, as a consequence of the existence of any fact, circumstance, or event unless such fact, circumstance, or event, individually or taken together with all other facts, circumstances, or events inconsistent with any paragraph of Section 4, has had or is reasonably expected to have a Material Adverse Effect on the Seller or MFG or, after the Closing, the Purchaser, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations, warranties, and acknowledgements contained in Sections 4.1, 4.2, 4.3, 4.4, 4,5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.13, 4.14, 4.20, and 4.23, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Section 4 Standard”).

4.1  Status of the Seller. The Seller is (a) an individual of at least 21 years of age, (b) a resident of the State of Maryland, and (c) an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

4.2  Corporate Status of MFG. MFG is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland, has full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated, and is duly licensed, registered, or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration, or qualification necessary, except where the failure to be so licensed, registered, or qualified would not have a Material Adverse Effect on MFG or, after Closing, on the Purchaser, and all such licenses, registrations, and qualifications are in full force and effect in all material respects. The MFG Governing Documents comply with applicable Requirements of Law, except for any failure to be in compliance that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MFG.

4.3  Power and Authority. The Seller (a) is of sufficient legal capacity to execute this Agreement, and (b) has the full right, power, and authority to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby.

4.4  Enforceability. This Agreement has been duly and validly executed and delivered by the Seller and (assuming it has been duly authorized, executed, and delivered by the Purchaser) constitutes a legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except (a) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, (b) any indemnity provisions in this Agreement, to the extent such provisions may not be enforceable based upon public policy considerations, and (c) as enforceability may be limited by rules of law governing specific performance, injunctive relief, or other equitable principles or by other general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.5  No Violation. The execution and delivery by the Seller of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by the Seller with the terms and provisions hereof, do not and will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate any Contract to which the Seller or MFG is a party or by which the Seller or MFG is bound (except to the extent such a default, acceleration, or violation would not, in the case of a Contract, have a Material Adverse Effect on MFG or, after the Closing, on the Purchaser), or violate any Requirement of Law applicable to the Seller or MFG, or result in the creation or imposition of any Lien upon any of the capital stock, properties, or assets of MFG (except where such violations of any Requirement of Law or creations or impositions of any Liens would not have a Material Adverse Effect on MFG or, after the Closing, on the Purchaser). Neither the Seller nor MFG is (a) in default under or in violation of any Contract to which he or it is a party or by which he or it or any of MFG’s properties is bound, or (b) to the Knowledge of the Seller, in violation of any Order that could reasonably be expected to have a Material Adverse Effect on MFG or, subsequent to the Closing Date, on the Purchaser.

4.6  Understanding of Nature of Securities; Exemptions from Registration.

(a)    The offer and sale of the CHF Shares have not been registered under the Securities Act or the State Acts and the CHF Shares are being offered and sold pursuant to the exemption from registration available under Section 4(a)(2) of the Securities Act and exemptions available under the State Acts in reliance upon, among other things, the representations and warranties made by the Seller herein and in the Seller’s Accredited Investor Questionnaire, and that a breach of such representations and warranties could cause the Purchaser not to qualify for such exemptions. The Seller acknowledges that a notation of such restriction will be placed in the Purchaser’s stock ledger with respect to the CHF Shares to be issued to the Purchaser hereunder, and that the Purchaser may, from time to time, make stop transfer notations in the Purchaser’s records to ensure compliance with the Securities Act and the State Acts.

(b)   The CHF Shares may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred unless registered under the Securities Act and/or the State Acts, or unless an exemption from registration under the Securities Act and the State Acts is available. The Seller understands that any certificates representing the CHF Shares will contain a legend to that effect. The Purchaser has not made any representations to the Seller that the Purchaser will register for resale the CHF Shares under the Securities Act or any State Act. The Purchaser has not agreed to register the offer and sale of the CHF Shares in accordance with the provisions of the Securities Act or any State Acts, and the Purchaser has not agreed to comply with any exemption under the Securities Act or the State Acts for the resale of the CHF Shares. The Purchaser is under no obligation to register the resale of the CHF Shares on behalf of the Seller or to assist the Seller in complying with any exemption from registration.

4.7  Investment Intent. Seller is acquiring the CHF Shares hereunder for his own account and with no present intention of distributing or selling any of the CHF Shares and further agrees not to transfer the CHF Shares in violation of the Securities Act or any State Act, and no one other than the Seller has any beneficial interest in the Securities.

4.8  Access to Information.

(a)   The Seller acknowledges that he (including through his advisors, if any) has had access to adequate information, has made his own due diligence investigation, and has been afforded the opportunity to ask questions and receive answers from the Purchaser and obtain additional information from the Purchaser regarding (i) the business, operations, prospects, and financial condition of the Purchaser and MVB and (ii) the CHF Shares. The Purchaser has answered or responded to all such questions and requests for information to the full satisfaction of the Seller. Neither such inquiries nor any other due diligence investigations conducted by the Seller or his advisors, if any, or representatives shall modify, amend, or affect the Seller’s right to rely on the Purchaser’s representations and warranties contained herein. The Seller has sought such accounting, legal, and tax advice as he has considered necessary to make an informed investment decision with respect to his acquisition of the CHF Shares. The Seller acknowledges and agrees that the Purchaser does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Agreement. The Seller also acknowledges that he has been represented by counsel different from the Purchaser’s counsel and has not relied on the Purchaser or its counsel in the preparation, negotiation, execution, and delivery of this Agreement or any other agreements and documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.

(b)  By reason of the Seller’s business or financial experience or the business or financial experience of his advisors who are unaffiliated with and who are not compensated by the Purchaser or any Affiliate thereof, and because of the Seller’s economic bargaining power, the Seller has the capacity to protect his own interests in connection with his receipt of the CHF Shares. The Seller has carefully reviewed and understands the risks of, and other considerations relating to, holding the CHF Shares.

(c)  The Seller has not relied on the Purchaser or any of the Purchaser’s organizers, management, employees, agents, or representatives for investment advice with respect to his investment in the Purchaser through the CHF Shares, and an investment in the CHF Shares by the Seller is consistent with his general investment objectives.

4.9  Understanding of Investment Risks. The Seller understands that the CHF Shares are not deposits in MVB, are not insured by the FDIC or any other Governmental Authority, and are subject to investment risk that could result in the loss or some or all of the value of the CHF Shares, including but not limited to the following:

(a)   there is a limited trading market for the Common Stock, and the Purchaser does not expect an active trading market to develop in the foreseeable future. As a result, the Seller may not be able to resell his CHF Shares and must bear the economic risk of his investment in the Purchaser for an indefinite period of time;

(b)  MVB’s current growth strategy will increase its non-interest expenses and may not be successful;

(c)  MVB’s plan to continue to diversify and expand its loan portfolio and increase its commercial and commercial real estate loans, including unsecured commercial loans, will expose it to increased lending risks. Commercial real estate loans are considered to have greater credit risk than one-to four-family residential loans because the repayment of such loans typically depends on the successful operations and income stream of the borrower’s business and/or the real estate securing the loan as collateral, which can be significantly affected by economic conditions. In addition, these loans generally carry larger balances to single borrowers or related groups of borrowers than one-to four-family owner occupied residential mortgage loans. Accordingly, an adverse development with respect to one loan or one credit relationship can expose MVB to greater risk of loss compared to an adverse development with respect to a single one-to four-family residential mortgage loan. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Further, commercial loans generally will be serviced primarily from the operation of the business, which may not be successful, and commercial real estate loans generally will be serviced from income on the properties securing the loans; and

(d)  general risks associated with MVB’s and the Purchaser’s business, including:

(i)         that MVB’s lending limit may limit its growth;

(ii)        MVB’s and the Purchaser’s need to comply with extensive and complex governmental regulation could have an adverse effect on their business and growth strategy, and MVB and the Purchaser may be adversely affected by changes in laws and regulations;

(iii)       that future changes in interest rates could have a material adverse effect on MVB’s and the Purchaser’s operations;

(iv)       risks related to competition, both from traditional financial service providers as well as non-banks that have started to offer products and services traditionally provided by banks, including from technology-oriented financial services (FinTech) companies that are subject to limited regulation;

(v)        that system failure or cybersecurity breaches of MVB’s network security could subject MVB and the Purchaser to increased operating costs as well as litigation and other potential losses;

(vi)       adverse changes in economic conditions could adversely affect MVB’s and the Purchaser’s business, results of operations, and financial condition;

(vii)      MVB’s and the Purchaser’s business may be adversely affected by the increasing prevalence of fraud and other financial crimes;

(viii)     because MVB serves a limited market area in Maryland, MVB and the Purchaser are susceptible to economic downturns in MVB’s market area, and MVB has a greater risk of loan defaults and losses if there is an economic downturn in its market area, compared to competitors that serve a larger market area;

(ix)       risks related to reliance on key personnel, including MVB’s executive officers; and

(x)        risk that MVB’s failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse effect on its business and, in turn, MVB’s and the Purchaser’s financial condition and results of operations.

4.10      Knowledge and Experience; Ability to Bear Economic Risk. The Seller: (i) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the CHF Shares; (ii) is willing and able to bear the economic and other risks associated with his investment in the CHF Shares, including, but not limited to, the risk of losing his entire investment in the Purchaser; (iii) is able to hold the CHF Shares for an indefinite period of time; (iv) is able to afford a complete loss of his investment in the CHF Shares; (v) has adequate net worth and means of providing for his current needs and possible personal contingencies; (vi) has no need for liquidity in the CHF Shares; and (vii) believes his overall commitment to investments that are not readily marketable is reasonable in relation to his net worth.

4.11      No Recommendation. No governmental agency has passed on or made any recommendation or endorsement of the CHF Shares or made any finding or determination as to the fairness of the Seller’s investment in that regard. Any representation to the contrary is a criminal offense.

4.12      Consents/Approvals. Except as disclosed in the Disclosure Schedules, no consents, filings, authorizations, waivers, approvals, or other actions of any Governmental Authority or any third party are required to be obtained or made by the Seller or MFG for the Seller’s execution, delivery, and performance of this Agreement that have not already been obtained or made. The Seller has no reason to believe that either the Seller or MFG will not be able to obtain all requisite consents, filings, authorizations, waivers, approvals, or other actions from any Governmental Authority or any third party in order to consummate the transactions contemplated hereby on a timely basis. To the Knowledge of the Seller, no fact or circumstance exists, including any possible other transaction pending or under consideration by the Seller or MFG, that would (a) reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, waivers, or approvals required from, any Governmental Authority or third party, or (b) cause a Governmental Authority acting pursuant to the Requirements of Law to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

4.13      Brokers and Finders. Except as disclosed in the Disclosure Schedules, neither the Seller nor MFG has incurred any obligation for any financial advisory fees, brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated hereby.

4.14      Capitalization; Subsidiaries. As of the date hereof, the authorized capital stock of MFG consists of two thousand (2,000) shares of common stock, par value $0.01 per share, 2,000 of which are issued and outstanding. MFG has no other authorized classes of stock. All issued and outstanding shares of capital stock of MFG have been, and as of Closing will be, duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all applicable state and federal securities laws in all material respects, and were not issued in violation of, or subject to, any preemptive, subscription or other similar rights of any stockholder of MFG imposed by the Requirements of Law. There are no outstanding options, warrants, rights, or agreements, orally or in writing, for the purchase or acquisition from MFG of any shares of capital stock, and, except as set forth in the Disclosure Schedules, neither the Seller nor MFG is a party to or subject to any agreement or understanding and, to the Seller’s Knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of MFG. MFG has no Subsidiaries.

4.15      Litigation. There is no action, suit, proceeding, or investigation pending or, to the Seller’s Knowledge, currently threatened, against the Seller or MFG, or any of MFG’s properties, or against any current or former officer, director, or employee of MFG in their capacities as such, or against any asset, interest, or right of any of them, and to the Knowledge of the Seller there are no facts that could reasonably be expected to be the basis for any such action, suit, proceeding, or investigation, that could reasonably be expected to (a) result in a Material Adverse Effect on MFG or, after the Closing, on the Purchaser, (b) question the validity of any action taken or to be taken in connection with this Agreement or the transactions contemplated hereby, or (c) materially impair or delay the ability of the Seller to perform his obligations under this Agreement. Neither the Seller nor MFG is a party to or subject to the provisions of any Order. There is no action, suit, proceeding, or investigation by the Seller or MFG currently pending, or that the Seller or MFG currently intends to initiate, that could reasonably be expected to have a Material Adverse Effect on MFG or, after the Closing, on the Purchaser.

4.16      Compliance with Laws and Other Matters; Insurance. Except as disclosed in the Disclosure Schedules:

(a)  MFG has all Permits under applicable Requirements of Law from all applicable Governmental Authorities that are necessary in order for it to own or lease its properties and to operate the business of MFG as presently conducted, has paid all fees and assessments due and payable in connection therewith, and all such Permits are in full force and effect and no suspension or cancellation of any such Permit is, to the Knowledge of the Seller, threatened or will result from consummation of the transactions contemplated hereby, except where the failure to have any such Permits in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MFG or, subsequent to the Closing, on the Purchaser. MFG is not in default or violation of any such Permits that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MFG or, after the Closing, the Purchaser.

(b)  MFG conducts its business in compliance with all Requirements of Law applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MFG or, after the Closing, on the Purchaser.

(c)  MFG is presently insured, and during each of the past three calendar years has been insured, for amounts considered by MFG to be reasonable, with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

(d)  MFG has not received notice from any insurance carrier that (i) any of its insurance policies will be cancelled, terminated, or not renewed or that coverage thereunder will be reduced or eliminated, or (ii) or premium costs with respect to any such insurance policy will be substantially increased.

(e)  Except as disclosed in the Disclosure Schedules, there are presently no material claims pending under any of MFG’s insurance policies and MFG has not received any notices under such insurance policies. All such insurance policies are valid and enforceable and in full force and effect. Within the last three years, MFG has received each type of insurance coverage for which it has applied and, during such periods, it has not been denied indemnification for any material claims submitted under any of its insurance policies.

4.17      Labor Matters.

(a)  Employees of MFG are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of MFG has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Seller’s Knowledge, threatened to be brought or filed with, the National Labor Relations Board or any other labor relations tribunal or authority, nor have there been in the last three years. There are no organizing activities, strikes, work stoppages, slowdowns, labor picketing lockouts, material arbitrations, or material grievances, or other material labor disputes pending or, to the Seller’s Knowledge, threatened, against or involving MFG, nor have there been for the last three years.

(b)  To the Seller’s Knowledge, no employee of MFG is a party to, or is otherwise bound by, any Contract, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties.

(c)  All of MFG’s employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the Requirements of Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to MFG has provided proof of employment eligibility and is properly classified by MFG as having the status of an employee or contractor or other non-employee status.

4.18      Intellectual Property.

(a)  The Disclosure Schedules set forth a complete and correct list of all trademarks, trade dress, trade names, service marks, service names, brand names, domain names, logos, patents, technology, inventions, trade secrets, know-how, copyrights, works of authorship and other intellectual property rights used in the conduct of the existing business of MFG, and all registrations, applications, technology rights, licenses, or other Contracts relating thereto and all Contracts relating to third party intellectual property that it is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the “Intellectual Property”) other than “shrink wrap,” “click wrap,” or “browser wrap” licenses, free licenses, open source licenses, or force placed software licenses. To the Knowledge of the Seller, MFG owns or possesses valid, binding, and assignable licenses and other rights to use without payment (other than as set forth in the applicable license) all Intellectual Property that is used in the conduct of its existing businesses free and clear of all Liens (other than Permitted Liens) and any claims of ownership by current or former employees or contractors, other than royalties or payments with respect to off-the-shelf software. With respect to each item of Intellectual Property that MFG is licensed or authorized to use, the license, sublicense, or Contract covering such item is legal, valid, binding, enforceable, and in full force and effect, and in default under or violation of any of its material Intellectual Property licenses. To the Knowledge of the Seller, MFG is not infringing, diluting, misappropriating, or violating the intellectual property of any other Person, and, except as disclosed in the Disclosure Schedules, MFG has not received any communications alleging that it has infringed, diluted, misappropriated, or violated any such intellectual property. Except as disclosed in the Disclosure Schedules, MFG has not sent any communications alleging that any Person has infringed, diluted, misappropriated, or violated any Intellectual Property and, to the Knowledge of the Seller, no Person is infringing, diluting, misappropriating, or violating any of the Intellectual Property. Subject to any trademark filings required by the Requirements of Law in connection with the transactions contemplated hereby, the validity, continuation, and effectiveness of all licenses and other Contracts relating to material Intellectual Property used by any MFG in the Ordinary Course and the current terms thereof will not be affected by the transactions contemplated hereby, the use of all material Intellectual Property of MFG and each of its trademarks will be transferred to the Purchaser in connection with the transactions contemplated hereby and after the Closing. For the avoidance of doubt, all third-party rights used by MFG pursuant to software licenses that are not required to be listed in the Disclosure Schedules pursuant to Section 4.18(a) are nevertheless within the definition of “Intellectual Property.” Notwithstanding any of the foregoing provisions to the contrary, Seller hereby discloses to Purchaser and Purchaser hereby acknowledges that the name “Millennium Financial” appears in eleven (11) separate registrations of third party entity and/or trade names (in addition to MFG’s registration) on the website of the Maryland State Department of Assessments and Taxation, as listed in the Disclosure Statements (including one such active registration of the name “Millennium Financial Group, LLC”). Additionally, Seller hereby discloses to Purchaser and Purchaser hereby acknowledges that there is a business known as “M-Lend Financial” (website: mlendfinance.com), which has its principal office in a State other than the State of Maryland, which according to its website provides patient and consumer financing services. Seller hereby represents that to his Knowledge, no Person has alleged that MFG’s use of the name “Millennium Financial Group” or “Mlend” infringes upon, dilutes, misappropriates or violates any other Person’s use of its entity names or tradenames, and to Seller’s Knowledge no Person has otherwise challenged or objected to MFG’s use of the name “Millennium Financial Group” or “Mlend”; provided, however, that Seller cannot represent or guarantee that such allegations or challenges may not occur in the future and Seller does hereby expressly disclaim any such representations or guarantees, and assumes no liability with respect thereto, and Purchaser hereby agrees to solely accept the risk that any such allegations or challenges may be made in the future.

(b)   MFG has taken commercially reasonable actions to protect and maintain (a) all material Intellectual Property and (b) the security and integrity of its software, databases, networks, systems, equipment, and hardware and to protect the same against unauthorized use, modification, or access thereto, or the introduction of any disabling codes or instructions, spyware, Trojan horses, worms, viruses, or other software or elements that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. To the Knowledge of the Seller, the computers, computer software, other information technology equipment, information technology passwords, and other credentials, and all associated documents and records owned or leased by MFG (the “IT Assets”), operate and perform in all material respects in accordance with their documentation and functional specifications as required by it in connection with its business, and none of the IT Assets has materially malfunctioned or failed to meet its requirements within the past two years except for such malfunctions or failures that have been remediated. To the Knowledge of the Seller, except as disclosed in the Disclosure Schedules, no Person has gained unauthorized access to the IT Assets. MFG has implemented commercially reasonable backup and disaster recovery policies, procedures, systems, and technology consistent with industry practices for companies of comparable size and complexity, and sufficient to reasonably maintain the operation of the business of MFG in all material respects.

(c)  The Disclosure Schedules set forth a complete and correct list of all Persons, other than directors, officers, and employees of MFG, who have access to any of the IT Assets.

4.19      Taxes. MFG has filed all federal, state and foreign income and franchise tax returns that are due and has paid or accrued all taxes shown as due thereon, and the Seller has no Knowledge of a tax deficiency that has been or might be asserted or threatened against MFG. There are no Liens on any of MFG’s assets with respect to taxes, other than Liens for taxes not yet due and payable.

4.20      Title to Property and Assets; Leases.

(a)  Except for (i) Liens for current taxes not yet delinquent, (ii) Liens imposed by the Requirements of Law, incurred in the Ordinary Course, or statutory Liens securing payments not yet due or that are being contested in good faith, (iii) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, (iv) Liens to secure any liabilities for borrowed money, (v) mechanics Liens and similar Liens for labor, materials, services, or supplies provided for such property and incurred in the Ordinary Course for amounts not yet due or that are being contested in good faith, (vi) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (vii) those items that are reflected as liabilities in MFG’s financial statements, (viii) items of personal property that are held in any fiduciary or agency capacity, or (ix) Liens or defects in title, none of which would have a Material Adverse Effect on MFG or materially detract from the value of the property subject thereto (collectively, “Permitted Liens”), MFG has a valid and enforceable leasehold interest in or, to the Knowledge of the Purchaser, based on title insurance owned by Fordham Holdings, LLC, good and marketable title to, all material assets and properties owned or leased by it and used by it in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible.

(b)  With respect to material items of real and personal property that are used in the conduct of its business and leased from other Persons, MFG has the right under valid, binding, and existing leases to use such real and personal property in all material respects as presently occupied and used. There is not under any such lease any material existing default by MFG or, to the Knowledge of the Seller, any other party thereto, or any event that with notice or lapse of time would constitute such a material default, and all rent and other sums and charges due and payable under such leases have been paid.

4.21      Agreements, Etc., with Governmental Authorities.

(a)   No Governmental Authority has initiated any proceeding or, to the Knowledge of the Seller, investigation, into the business or operations of MFG that has not been resolved;

(b)  Since January 1, 2015, MFG has not received any notification or communication from any Governmental Authority:

(i)      asserting that it is not in substantial compliance with any Requirements of Law that such Governmental Authority enforces, unless such assertion has been waived, withdrawn, or otherwise resolved;

(ii)     threatening to revoke any Permit that is material to MFG; or

(iii)    requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement, or to adopt any board resolutions, directing, restricting, or limiting, or purporting to direct, restrict, or limit, in any manner its operations, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this Section 4.20(b)(iii) and addressed specifically to MFG herein referred to as an “MFG Regulatory Agreement”);

(c)   MFG has not received, consented to, or entered into any MFG Regulatory Agreement that is currently in effect, nor has MFG been advised since January 1, 2015 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any MFG Regulatory Agreement that has not already been issued, initiated, ordered, or requested;

(d)  There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any MFG Regulatory Agreement, except to the extent permitted by such MFG Regulatory Agreement; and

(e)  There is no settlement, Order, or regulatory restriction imposed upon or entered into by MFG or upon any of its assets.

4.22      Absence of Certain Changes. Except as disclosed in the Disclosure Schedules or provided for or contemplated by this Agreement, since December 31, 2017:

(a)  there has not been any transaction by MFG involving any amount in excess of $20,000, other than in the Ordinary Course, or other than as described in this Agreement (including, without limitation the insurance proceeds described in Section 1.2 above);

(b)  there has not been any acquisition or disposition by MFG of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $20,000, other than acquisitions or dispositions made in the Ordinary Course;

(c)  there has not been any Lien on any of the properties or assets of the MFG, except to secure extensions of credit in the Ordinary Course;

(d)  there has not been any increase in, or commitment to increase, the compensation payable or to become payable to any of the officers, directors, employees, or agents of MFG, or any bonus payment, other than routine increases made in the Ordinary Course, or any stock option award, restricted stock award, or similar arrangement made to or with any of such officers, directors, employees, or agents;

(e)  MFG has not incurred, assumed, or taken any property subject to any liability in excess of $20,000, except for liabilities incurred or assumed or property taken subsequent to December 31, 2017 in the Ordinary Course;

(f)   there has not been any material alteration in the manner of keeping the books and records of MFG or in the accounting policies or practices therein reflected;

(g)  there has not been any elimination or addition of employee benefits;

(h)  there has not been any deferred routine maintenance of any real property owned or leased by MFG;

(i)   there has not been any elimination of a reserve by MFG where the liability related to such reserve has remained;

(j)   there has not been any failure by MFG to depreciate capital assets in accordance with past practice or to eliminate capital assets that are no longer used in its business; and

(k)   there has not been any extraordinary reduction or deferral by MFG of ordinary or necessary expenses.

4.23      No Material Changes. Since December 31, 2017:

(a)   no events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MFG;

(b)  MFG has not suffered any adverse change in its assets, liabilities (whether absolute, accrued, contingent, or otherwise), liquidity, net worth, property, financial condition, or results of operations, or any damage, destruction, or loss, whether or not covered by insurance, that is continuing and that in the aggregate has had or is reasonably likely to have a Material Adverse Effect on MFG; and

(c)   MFG has carried on its respective businesses only in the Ordinary Course.

4.24       Audit. MFG has completed its most recent fiscal year end audit, received an audit report and has provided such audit report to Purchaser.

5.    COVENANTS OF THE PARTIES

5.1  Conduct of MFG’s Business.

(a)  Through the Closing, the Seller shall cause MFG to:

(i)      in all material respects, conduct its business and engage in transactions only in the Ordinary Course, except as otherwise required or contemplated by this Agreement or with the prior written consent of the Purchaser;

(ii)    use its commercially reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of its customers and others with whom business relationships exist, provided that job vacancies that occur prior to the Closing through attrition shall not be filled and new officers and employees shall not be hired without the prior written consent of the Purchaser, which shall not be unreasonably conditioned, withheld, or delayed; and

(iii)   maintain all Permits in good standing necessary for it to operate a mortgage lending business in all jurisdictions where MFG does business as of the date of this Agreement.

(b)  Until the Closing, without the consent in writing of the Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed), as permitted by this Agreement, or except as may be required, in writing, by any Governmental Authority, the Seller shall cause MFG to not:

(i)      change any provision of the MFG Governing Documents;

(ii)     change the number of authorized or issued shares of its capital stock; repurchase, redeem, or otherwise acquire any shares of its capital stock; issue or grant any call, commitment, subscription, right, or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; or declare, set aside, or pay any dividends (including any special dividends) or other distribution in respect of capital stock;

(iii)    grant any severance, retention, or termination pay for employees, or enter into or amend any employment, consulting, severance, compensation, “change in control,” or termination contract with, any officer, director, employee, independent contractor, agent, or other person associated with MFG;

(iv)   grant job promotions or increase the rate of compensation or benefits of, or pay any bonus to, any director, officer, employee, independent contractor, agent, or other person associated with MFG except (A) to the extent such promotion or increase is made in the Ordinary Course, or (B) for routine periodic pay increases, selective merit pay increases, and pay raises in the Ordinary Course, provided, however, that such aggregate increases in the rate of compensation and benefits shall not be in excess of 3%, and such aggregate bonuses shall not be in excess of 5%, of the aggregate salaries for all employees;

(v)    except in the Ordinary Course, sell, lease, assign, transfer, mortgage, encumber, or otherwise dispose of or discontinue any of its assets and securities, deposits, business, or properties or cancel or compromise any debt or claim, or waive or release any right or claim, except in the Ordinary Course for full and fair consideration actually received; or modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business, provided that MFG may transfer, for any or no consideration, to the Seller the two insurance policies set forth on the Disclosure Schedules, and Seller and MFG shall payoff on or before the Closing Date any and all loans with Frederick County Bank of which MFG is a borrower or guarantor;

(vi)    change any method, practice, or principle of accounting or tax compliance, except as may be required from time to time by law or changes in GAAP or by any Governmental Authority;

(vii)   waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material Contract to which it is a party;

(viii) implement any pension, retirement, profit-sharing, bonus, welfare, or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing pension, retirement, profit-sharing, bonus, welfare, or similar plan or arrangement except to the extent required by the Requirements of Law;

(ix)    implement or adopt any material change in its: (A) guidelines and policies in existence on the date hereof with regard to underwriting and making extensions of credit, the establishment of reserves with respect to possible losses thereon or the charge-off of losses incurred thereon; (B) investment policies and practices; or (C) other material mortgage banking policies, or otherwise fail to conduct its banking activities in the Ordinary Course except as may be required by changes in law or GAAP or at the direction of a Governmental Authority;

(x)     Enter into, modify, amend, or renew any Contract under which it is obligated to pay more than $20,000 and that is not terminable by it with 60 days’ notice or less without penalty, payment, or other conditions (other than the condition of notice), or enter into, renew, extend, or modify any other transaction with any of its Affiliates, other than deposit and loan transactions in the Ordinary Course and that are in compliance with the Requirements of Law;

(xi)    take any action that would give rise to a right of payment to any individual under any employment contract except for contractually required compensation;

(xii)   purchase or sell any assets other than in the Ordinary Course;

(xiii)  settle, waive, or release, or agree or consent to, the issuance of any Order in connection with any litigation except in the Ordinary Course and involving an amount not in excess of $20,000;

(xiv)  foreclose upon or otherwise take title to or possession or control of any non-residential real property without first obtaining a Phase I environmental report thereon;

(xv)   merge or consolidate with any entity other than the Purchaser; sell or lease all or any substantial portion of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to liabilities; or permit the revocation or surrender of its certificate of authority to maintain, file an application for the opening, closing or relocation of, or open, close or relocate any office;

(xvi)  make, or commit to make, any new capital expenditure, individually or in the aggregate, of $20,000 or more; or

(xvii) sell or acquire any loans (excluding originations) or loan participations, except in the Ordinary Course.

5.2  Public Announcements. The terms and timing of any public announcement of the transactions contemplated hereby shall be mutually agreed upon between the Purchaser and the Seller. Prior to such public announcement, the Purchaser and the Seller agree not to make any public announcement or issue any press release or otherwise publicly disseminate any information about the subject matter of this Agreement. Notwithstanding the foregoing, the Purchaser and the Seller may disclose information relating to the transactions contemplated by this Agreement without the consent of the other party to any Governmental Authority with jurisdiction over the Purchaser or Seller or as may be required by the Requirements of Law.

5.3  Further Assurances.

(a)  Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out, and comply with all of the terms of this Agreement and the transactions contemplated hereby. The Purchaser and the Seller shall each make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it with or to any Governmental Authority in connection with the consummation of the transactions contemplated hereby. The Purchaser and the Seller each agree to cooperate with the other in the preparation and filing of all forms, notifications, reports, and information, if any, required or reasonably deemed advisable pursuant to any Requirement of Law in connection with the transactions contemplated by this Agreement and to use their respective commercially reasonable efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

5.4  Notification of Certain Matters. Prior to the Closing, each party hereto shall give prompt notice to the other party of the occurrence, or non-occurrence, of any event that would be likely to cause any representation and warranty herein to be untrue or inaccurate, or any covenant, condition, or agreement herein not to be complied with or satisfied.

5.5  Access; Confidentiality.

(a)  Through the Closing, each party hereto shall afford to the other, including its authorized representatives, reasonable access to its and MVB’s, in the case of the Purchaser, and MFG’s, in the case of the Seller, businesses, properties, assets, books and records, and personnel, at reasonable hours and after reasonable notice; and the officers of the Purchaser or, with respect to the Seller, MFG shall cause the officers of MFG to, furnish the other party making such investigation, including its authorized representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records, and personnel as the party making such investigation, or its authorized representatives, shall from time to time reasonably request. Each party hereto agrees that it, and its authorized representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the Purchaser’s, MVB’s, or MFG’s, as applicable, normal operations and customer and employee relationships. Notwithstanding the foregoing, neither party hereto shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of the Purchaser’s, MVB’s, or MFG’s, as applicable, customers, jeopardize the attorney-client privilege of the Person in possession or control of such information, or contravene any Requirements of Law or binding Contract entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply. No investigation by a party hereto shall affect the ability of such party to rely on the representations, warranties, covenants, and Contracts of the other party.

(b) The Purchaser and the Seller each agree that it will not, and will cause their representatives and, in the case of the Purchaser, MVB and, in the case of the Seller, MFG, not to, use any information obtained pursuant to this Section 5.5 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated hereby. The Purchaser and the Seller shall hold all information obtained pursuant to this Section 5.5 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement entered into by the parties on May 30, 2018, which the parties hereto agree remains in effect and that is incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement. The parties hereto further agree that Seller may provide information required by Frederick County Bank in connection with the payoff of the loans with Frederick County Bank as described in Section 5.1(b)(v) above.

5.6  Taking of Necessary Actions. Through the Closing, in addition to the specific agreements contained herein, each party hereto shall use their reasonable best efforts to take, or cause to be taken by, in the case of the Purchaser, MVB and, in the case of the Seller, MFG, all actions, and to do, or cause to be done by MVB or MFG, as applicable, all things necessary, proper, or advisable under applicable Requirements of Law to consummate and make effective the transactions contemplated hereby as soon as practicable after the date hereof.

5.7  Duty to Advise; Duty to Update the Disclosure Schedules. Through the Closing Date, each party hereto shall promptly advise the other of any change or event having or reasonably likely to have a Material Adverse Effect or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants set forth herein. Through the Closing Date, each party hereto shall update the applicable Disclosure Schedules, as promptly as practicable after the occurrence of any event that, if such event had occurred prior to the date hereof, would have been disclosed on such Disclosure Schedules. The delivery of such updated Disclosure Schedules shall not relieve either party hereto from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.1(a) and (b) or 6.2 (a) and (b).

5.8  No Solicitation. From and after the date of this Agreement the Seller shall not, nor shall he authorize or knowingly permit any officer, director, or employee of or any investment banker, attorney, accountant, or other advisor or representative (each, a “Seller Representative”) of, the Seller or MFG to, (i) solicit or initiate contact regarding the submission of any Proposal, (ii) enter into any agreement with respect to any Proposal, or (iii)  provide any non-public information regarding MFG to any third party or engage in any negotiations or substantive discussions, in each case, in connection with any Proposal. The Seller shall, and shall cause MFG to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations by the Seller, MFG or any Seller Representative, with any parties conducted heretofore with respect to any of the foregoing.

5.9  Resale Restrictions. The Seller agrees that he will not sell or otherwise dispose of any of the CHF Shares unless such sale or other disposition has been registered under the Securities Act and the State Acts or, in the opinion of counsel acceptable to the Purchaser, is exempt from registration under the Securities Act and has been registered or qualified or, in the opinion of such counsel acceptable to the Purchaser, is exempt from registration or qualification under, the State Acts.

5.10      Employment. Immediately after Closing, the Purchaser shall cause MFG to offer to enter into an employment agreement with the Seller substantially in the form attached hereto as Exhibit 5.10.

6.    CONDITIONS TO CLOSING

6.1  Conditions to the Obligations of the Purchaser. The obligations of the Purchaser hereunder are subject to the following conditions, unless waived by the Purchaser, in whole or in part, pursuant to Section 8.6:

(a)  Representations and Warranties. Each of the representations, warranties, and acknowledgements of the Seller contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Section 4 Standard.

(b)  Agreement and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date or the Closing.

(c)  No Injunction or Restraint. No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, or Order (whether temporary, preliminary, or permanent), or taken any other action, that remains in effect and that enjoins, prohibits, materially restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(d) Consents and Approvals. All consents, filings, authorizations, waivers, approvals, or other actions of any Governmental Authority or any third party necessary to consummate the transactions contemplated by this Agreement shall have been obtained, except where the failure to obtain any such consent or approval would not reasonably be expected to have a Material Adverse Effect on the Purchaser or MVB subsequent to the Closing; and no consent, filing, authorization, waiver, approval, or other action shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of the Purchaser, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to the Purchaser and MVB of the transactions contemplated hereby as to render consummation of the transactions contemplated hereby inadvisable.

(e)  Closing Certificate. The Purchaser shall have received a certificate executed by (i) the Seller in his capacity as the owner of the MFG Shares and (ii) the Chief Executive Officer of MFG without personal liability), dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.1(a), (b), (c) (as to the Seller only), (d) (as to the Seller only), (g), (h), (i), (j), (k), (l), and (m) have been fulfilled.

(f)  Other Documents. The Purchaser shall have received such other certificates, documents, or instruments from the Seller or from MFG’s officers or others as the Purchaser shall have reasonably requested to evidence fulfillment of the conditions set forth in Section 6.1.

(g) No Material Adverse Effect. No change in the business, property, assets, liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income, or financial condition of MFG shall have occurred since the date of this Agreement, and no information shall have been provided by the Seller solely in updated Disclosure Schedules pursuant to Section 5.7, that has had, or would reasonably be likely to have, a Material Adverse Effect on MFG.

(h) Automobiles. Prior to Closing, the Seller shall have caused MFG to dispose of all vehicles owned or leased by MFG, which disposal may be made with or without consideration.

(i)   Real Estate Owned. Prior to Closing, the Seller shall have caused MFG to transfer all real property owned by MFG to an entity owned by the Seller, such transfer to be made for no consideration.

(j)   Real Estate Leased. Prior to Closing, all real property leases between MFG and Fordham Holdings, LLC shall have been amended substantially in the forms attached hereto as Exhibits 6.1(j) (1) through 6.1(j)(2).

(k) Other Debt of MFG. The Seller shall, or shall have caused MFG to, have paid off all debt of MFG, or have MFG released from all liability with respect to all such debt, other than the warehouse lines as described in Section 1.3, prior to Closing. If such debt is not paid in full prior to Closing, the Purchaser may deduct the amount of unpaid MFG debt (other than the warehouse lines) from the portion of the Purchase Price set forth in Section 1.1(a).

(l)   Audit. MFG shall have completed its external audit as of September 30, 2018.

(m) 401K Contributions. All 401K contributions due and payable by MFG on or before the Closing Date shall be paid in full as of the Closing.

6.2  Conditions to the Obligations of the Seller. The obligations of the Seller hereunder are subject to the following conditions, unless waived by the Seller, in whole or in part, pursuant to Section 8.6:

(a)  Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Section 3 Standard.

(b) Agreement and Covenants. The Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date or the Closing.

(c)  No Injunction or Restraint. No court of Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, or Order (whether temporary, preliminary, or permanent), or taken any other action, that remains in effect and that enjoins, prohibits, materially restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(d) Consents and Approvals. All consents, filings, authorizations, waivers, approvals, or other actions of any Governmental Authority or any third party necessary to consummate the transactions contemplated by this Agreement shall have been obtained, except where the failure to obtain any such consent or approval would not reasonably be expected to have a Material Adverse Effect on the Purchaser or MVB subsequent to the Closing; and no consent, filing, authorization, waiver, approval, or other action shall have imposed any condition or requirement that, in the reasonable opinion of the Seller, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to the Seller of the transactions contemplated hereby as to render consummation of the transactions contemplated hereby inadvisable.

(e)  Other Documents. The Seller shall have received such other certificates, documents, or instruments from the Purchaser or from MVB’s officers or others as the Seller shall have reasonably requested to evidence fulfillment of the conditions set forth in Section 6.2.

(f)  No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income, or financial condition of the Purchaser or MVB shall have occurred since the date of this Agreement, and no information shall have been provided by the Purchaser solely in the updated Disclosure Schedules pursuant to Section 5.7 of this Agreement, that has had, or would reasonably be likely to have, a Material Adverse Effect on the Purchaser and MVB, taken together as a whole.

(g)  Closing Certificate. The Seller shall have received a certificate executed, without personal liability, by the President and Chief Executive Officer of the Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), (b), (c) (as to the Purchaser only), (d) (as to the Purchaser only) and (f) have been fulfilled.

7.    REMEDIES

7.1  Remedies.

(a)  In the event that the Purchaser shall have satisfied all of the Seller’s closing conditions set forth in Section 6.2, but the Closing shall not have occurred due to the failure of the Seller to perform his obligations hereunder with the specific exception of failure of Purchaser to acquire any required regulatory approvals and/or any consents under Section 4.12 above (after exercising commercially reasonable efforts to do so), the Seller shall be liable to the Purchaser for (i) an amount equal to all fees and expenses including attorney’s fees incurred by Seller in connection with the negotiation and execution of this Agreement, its compliance with the terms and conditions hereof, and steps it has taken towards consummating the transactions contemplated hereby and (ii) liquidated damages in the amount of the $85,000. The parties hereto agree and understand that actual damages to the Seller in the event of such default or termination would be difficult to calculate and that the liquidated damages amounts set forth above are fair estimates of such actual damages.

(b)  In the event that the Seller shall have satisfied all of the Purchaser’s closing conditions set forth in Section 6.1, but the Closing shall not have occurred due to the failure of the Purchaser to perform its obligations hereunder with the specific exception of failure of Purchaser to acquire any required regulatory approvals (after exercising commercially reasonable efforts to do so), the Purchaser shall be liable to the Seller for (i) an amount equal to all fees and expenses including attorney’s fees incurred by Seller in connection with the negotiation and execution of this Agreement, its compliance with the terms and conditions hereof, and steps it has taken towards consummating the transactions contemplated hereby and (ii) liquidated damages in the amount of $85,000. The parties hereto agree and understand that actual damages to the Seller in the event of such default or termination would be difficult to calculate and that the liquidated damages amounts set forth above are fair estimates of such actual damages.

(c)  In the event of any other default of the terms of this Agreement, the non-defaulting party shall have available all applicable remedies, at law or in equity, including without limitation, specific performance, injunctive relief, and other appropriate equitable relief, in order to enforce such terms, covenants, or provisions against the defaulting party; provided, however, that any liability for damages of the defaulting party for such breach shall be limited to actual damages incurred by the non-defaulting party, which shall not include any consequential, punitive, speculative, or other damages liability, including any damages for lost profits or similar claims, and shall be further limited by the monetary amounts described in Section 7.1(a) above (with respect to a Seller default) or Section 7.1(b) above (with respect to a Purchaser default).

8.   MISCELLANEOUS.

8.1  Defined Terms. As used herein the following terms shall have the following meanings:

(a)  “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Agreement” has the meaning specified in the preamble to this Agreement.

(c)  “Articles of Incorporation” means the Purchaser’s articles of incorporation, as the same may be supplemented, amended or restated from time to time.

(d)  “Bylaws” means the Purchaser’s bylaws, as the same may be supplemented, amended, or restated from time to time.

(e)  “BHC Act” means the Bank Holding Company Act of 1956.

(f)  “Burdensome Condition” means, alone, or any two or more together, any prohibition, limitation or other requirement that would (i) prohibit or materially limit the ownership or operation by the Purchaser or the Bank all or any material portion of the business or assets of MFG, (ii) compel the Purchaser or MFG to dispose of all or any material portion of its business or assets, (iii) impose a material compliance burden, penalty or obligation on the Purchaser or MFG, or (iv) otherwise materially impair the value of MFG to the Purchaser.

(g) “Closing” has the meaning specified in Section 2.1 of this Agreement.

(h) “Closing Date” has the meaning specified in Section 2.1 of this Agreement.

(i)  “CHF Shares” has the meaning specified in Section 1.1 of this Agreement.

(j)  “Common Stock” has the meaning specified in Section 1.1 of this Agreement.

(k) “Contract” means any indenture, lease, sublease, loan agreement, mortgage, note, restriction, commitment, obligation or other contract, agreement or instrument.

(l)  “FDIC” has the meaning specified in Section 3.1 of this Agreement.

(m) “GAAP” means generally accepted accounting principles in the United States.

(n)  “Governmental Authority” means any federal, state or local governmental authority, agency or instrumentality and the respective staffs thereof .

(o)  “Intellection Property” has the meaning specified in Section 4.18 of this Agreement.

(p) “IT Assets” means the computers, computer software, other information technology equipment, information technology passwords, and other credentials, and all associated documents and records owned or leased by MFG.

(q) “Knowledge” means the actual knowledge of the CEO of the Seller and of the CEO Middletown Valley Bank.

(r)  “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

(s) “Material Adverse Effect” means a material and adverse change in, or effect on, the financial condition, properties, assets, liabilities, rights, obligations, operations or business, of a Person and any of its Subsidiaries taken as a whole; provided that Material Adverse Effect shall not be deemed to include the effects of (A) the failure of the Seller or MFG to meet projections or forecasts, (B) any facts, circumstances, events, changes or occurrences generally affecting businesses and industries in which the Seller operates, companies engaged in such businesses or industries or the economy, or the financial or securities markets and credit markets in the United States or elsewhere in the world, including effects on such businesses, industries, economy or markets resulting from any regulatory or political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war, terrorism, or work stoppages, or (C) changes or proposed changes in GAAP or regulatory accounting requirements applicable to depository institutions and their holding companies generally (or authoritative interpretations thereof), or changes or proposed changes in banking and other laws of general applicability or related policies or interpretations of all Governmental Authorities.

(t)  “MFG Governing Documents” means the articles of incorporation and bylaws of MFG as in effect on the date hereof.

(u) “MFG Regulatory Agreement” has the meaning specified in Section 4.21 of this Agreement.

(v) “MFG” has the meaning specified in the Recitals of this Agreement.

(w) “MFG Shares” has the meaning specified in the Recitals of this Agreement.

(x)  “MVB” has the meaning specified in Section 3 of this Agreement.

(y) “Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority.

(z)  “Ordinary Course” means the conduct of the business of the Purchaser, MVB or MFG, as applicable, in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with the applicable entity’s practices and procedures prior to and as of such date. Without limiting the scope of the foregoing, the term “Ordinary Course” shall include the applicable entity’s practices and procedures with respect to its past deposit, and loan marketing promotional activities, including the offering of special interest rates and other terms.

(aa)         “Permit” means any permit, certificate, consent, approval, authorization, order, license, variance, franchise or other similar indicia of authority issued or granted by any Governmental Authority.

(bb)        “Permitted Liens” has the meaning specified in Section 4.20 of this Agreement.

(cc)         “Person” means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

(dd)        “Preferred Stock” has the meaning specified in Section 3.8 of this Agreement.

(ee)         “Proposal” means (a) any inquiry, proposal or offer for a merger, consolidation, business combination, equity purchase or other similar transaction solely with respect to all or a substantial portion of the business of MFG, (b) any inquiry, proposal or offer for an investment in equity of MFG, or (c) merger, consolidation, business combination, equity purchase or other similar transaction solely with respect to all or a substantial portion of the business of the Seller or MFG, in each case, other than the transactions contemplated by this Agreement.

(ff) “Purchase Price” has the meaning specified in Section 1.1 of this Agreement.

(gg)        “Purchaser” has the meaning specified in the preamble to this Agreement.

(hh)        “Purchaser Regulatory Agreement” has the meaning specified in Section 3.15 of this Agreement.

(ii)   “Requirements of Law” means as to any Person, the certificate of incorporation, bylaws, or other organizational or governing documents of such Person, and any domestic or foreign and federal, state, or local law, rule, regulation, statute, or ordinance or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to, or binding upon, such Person or any of its properties or to which such Person or any of its property is subject.

(jj)   “Section 3 Standard” has the meaning specified in Section 3 of this Agreement.

(kk)         “Section 4 Standard” has the meaning specified in Section 4 of this Agreement.

(ll)   “Securities Act” means the Securities Act of 1933, as amended.

(mm)       “Seller” has the meaning specified in the preamble to this Agreement.

(nn)         “Seller Representative” has the meaning specified in Section 5.8 of this Agreement.

(oo)         “State Acts” has the meaning specified in Section 3.10 of this Agreement.

(pp)         “Subsidiary” means as to any Person, a corporation or limited partnership of which more than 50% of the outstanding capital stock or partnership interests having full voting power is at the time directly or indirectly owned or controlled by such Person.

8.2  Other Definitional Provisions.

(a)  All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

(b)  Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)  The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole (including any exhibits and schedules hereto) and not to any particular provision of this Agreement.

8.3  Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, facsimile transmission if such transmission is confirmed by delivery, by certified or registered mail (first class postage pre-paid), or guaranteed overnight delivery, to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers that such party shall subsequently designate in writing to the other party):

(a)   if to the Purchaser to:

Community Heritage Financial, Inc.
24 West Main Street

P.O. Box 75

Middletown, MD 21769-0075
Attention: Robert Goetz, Jr.

Fax: 301.371.3055

with a copy to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

100 Light Street, 19th Floor

Baltimore, MD 21202

Attention: Frank C. Bonaventure, Jr., Esq.

Fax: 410.862.1105

(b)  If to the Seller:

William H. Poffenbarger, Jr.

6776 Burkettsville Road

Middletown, MD 21769

Fax: [____________]

with a copy to:

Michael H. Delauter, Esquire

Law Offices of Michael H. Delauter, LLC

110 North Court Street

Fredcerick, MD 21701

Fax: 240.668.9398

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered by hand, by messenger or by courier, or if sent by facsimile, upon confirmation of receipt.

8.4 Entire Agreement. This Agreement (including the exhibits and schedules attached hereto, including, without limitation, the Disclosure Schedules) and other documents delivered at the Closing pursuant hereto, contain the entire understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings between the parties with respect to such subject matter.

8.5 Expenses. Except as otherwise provided in this Agreement, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

8.6 Termination; Amendment; Extension; Waiver.

(a)  Termination. This Agreement may be terminated:

(i)      at any time prior to Closing by mutual written consent of the Purchaser and the Seller;

(ii)     by the Seller if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment on or before June 30, 2019, and shall not have been waived by the Purchaser; provided, however, that the Purchaser is not then in breach of any of its representations, warranties, covenants, or agreements contained in this Agreement; or

(iii)    by the Purchaser if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment on or before June 30, 2019, and shall not have been waived by the Seller; provided, however, that the Seller is not then in breach of any of his representations, warranties, covenants, or agreements contained in this Agreement;

(b) Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.6 or otherwise, this Agreement shall forthwith become void, there shall be no liability on the part of the Purchaser or the Seller to each other, and all rights and obligations of any party hereto shall cease, provided, however, that the provisions of (A) Section 5.5(b) (Confidentiality), (B) Section 7 (Remedies), (C) Section 6.2 (Public Announcements), and (D) Section 8 (Miscellaneous) shall survive indefinitely, subject to applicable statutes of limitations under the law. Notwithstanding the foregoing, either party’s right to terminate this Agreement pursuant to this Section 8.6 shall not preclude such party from exercising its or his remedies under Section 7.1 above if the other party is then in breach of this Agreement, with the specific exceptions of failure of Purchaser to acquire any required regulatory approvals, or failure of Seller to acquire any required regulatory approvals and/or any consents under Section 4.12 above, in each case after exercising commercially reasonable efforts to do so (with such failure not being deemed a breach).

(c)  Subject to the applicable Requirements of Law, at any time prior to the Closing, the parties here to may:

(i)      amend this Agreement;

(ii)     extend the time for the performance of any of the obligations or other acts of either party;

(iii)    waive any term or condition of this Agreement or any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(iv)    waive compliance with any of the agreements or conditions contained in Sections 3 and 4 or otherwise.

(d)   This Agreement may not be amended except by an instrument in writing signed by the Seller and, in the case of the Purchaser, by a duly authorized officer thereof on behalf of the Purchaser. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by the Seller or a duly authorized officer on behalf of the Purchaser, as applicable, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.7  Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and legal assigns. This Agreement shall not confer any rights or remedies upon any party other than the parties hereto and their respective successors and legal assigns. The rights and obligations of this Agreement may not be assigned by any party without the prior written consent of the other party.

8.8  Survival. All representations, warranties and acknowledgements set forth in Sections 3 and 4 shall terminate as of the date of the Closing and thereafter shall expire and be given no further force or effect. The covenants set forth in Section 5 (other than Sections 5.3 and 5.8) shall survive the Closing.

8.9  Counterparts; Electronic Signatures. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

8.10     Headings. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

8.11     Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Maryland applicable to contracts executed and to be wholly performed within such State.

8.12      Submission to Jurisdiction. In the case of any dispute directly or indirectly arising out of, under or in connection with this Agreement or any of the transactions contemplated hereby, the Purchaser and the Seller agree (a) to submit to personal jurisdiction in the State of Maryland and (b) that exclusive jurisdiction and venue shall lie in the courts of the State of Maryland and the federal courts of the United States of America located in the State of Maryland. The prevailing party in any such dispute shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such dispute.

8.13    Waiver of Trial by Jury. THE PURCHASER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

8.14     Severability. The parties stipulate that the terms and provisions of this Agreement are fair and reasonable as of the date of this Agreement. However, if any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any of those provisions shall for any reason be determined by a court of competent jurisdiction to be unenforceable because excessively broad or vague as to duration, activity or subject, it shall be construed by limiting, reducing or defining it, so as to be enforceable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed and delivered as of the date first set forth above.

COMMUNITY HERITAGE FINANCIAL, INC.

By:

Title:

William H. Poffenbarger, Jr.
In his personal capacity and as sole equity owner of Millennium Financial Group, Inc.

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